Exhibit 99.2

[EXECUTION COPY]

WACHOVIA BANK, NATIONAL ASSOCIATION WACHOVIA CAPITAL INVESTMENTS, INC. WACHOVIA CAPITAL MARKETS, LLC One Wachovia Center 301 South College Street Charlotte, NC 28288	MERRILL LYNCH CAPITAL CORPORATION Four World Financial Center 250 Vesey Street New York, NY 10080

January 9, 2005

Movie Gallery, Inc.

900 West Main Street

Dothan, AL 36301

Re:	Project Top Gun – Amended and Restated
Credit	Facilities Commitment Letter

Ladies and Gentlemen:

This Amended and Restated Credit Facilities Commitment Letter amends and restates in its entirety the Credit Facilities Commitment Letter, dated December 1, 2004, among Movie Gallery, Inc. (“you” or the “Company”), Merrill Lynch Capital Corporation (“MLCC”), Wachovia Bank, National Association (“WB”), Wachovia Capital Investments, Inc. (“WCI”) and Wachovia Capital Markets, LLC (“WCM”, and together with WB, WCI and MLCC, “we” or “us”). References to such Credit Facilities Commitment Letter (including such references thereto as simply the “Commitment Letter”) made on or after the date hereof shall refer to such letter as amended and restated hereby (as so amended and restated, this “Commitment Letter”).

You have delivered to us on the date hereof a draft execution copy of the Merger Agreement (the “Merger Agreement”), among Hollywood Entertainment Corporation (“Target”), you and TG Holdings, Inc. (a newly-formed wholly-owned subsidiary of the Company referred to herein as “Newco”), which Merger Agreement you have informed us you expect will be executed and delivered by each of the parties thereto and pursuant to which you intend, through Newco, to effect the acquisition (the “Acquisition”) of Target and its subsidiaries, and pursuant to which Newco will be merged (the “Merger”) with and into Target, with Target as the surviving corporation.

The structure of the Acquisition and the other transactions contemplated hereby are subject to such revisions as agreed to by the parties hereto. The approximate sources and uses of the funds necessary to consummate the Acquisition and the other transactions contemplated hereby are set forth on Annex I to this Commitment Letter. All references herein to “dollars” or “$” are references to United States dollars.

In addition, you have advised us that in connection with the consummation of the Acquisition, (a) Newco will raise gross cash proceeds of not less than $475 million from either (A) the issuance of unsecured senior notes (the “Senior Notes”) (the “Senior Note Offering”), or (B) if the Senior Note Offering is not consummated prior to or concurrently with the consummation of the

Acquisition, the draw down under an unsecured senior interim loan (the “Interim Loan”) that would be anticipated to be refinanced with debt securities substantially similar to the Senior Notes (the “Take-out Securities”); and (b) Newco and/or wholly owned subsidiaries of the Company will enter into senior secured credit facilities in the aggregate principal amount of $720 million (the “Senior Secured Credit Facilities” and, together with the Interim Loan, the “Credit Facilities”); provided, that the Senior Notes (or, if the Senior Note Offering is not consummated prior to or concurrently with the consummation of the Acquisition, the Interim Loan) will be redeemed (or the commitments in respect of the Interim Loan will be reduced) in an amount equal to the amount of Target’s 9.625% Senior Subordinated Notes due 2011 (the “Existing Notes”) that are not purchased by Target pursuant to the Tender Offer described below as of the date of consummation of the Acquisition (the “Closing Date”) or purchased by Target pursuant to the Change of Control Offer described below.

In addition, you have advised us that, on the Closing Date, Newco will use a portion of the proceeds from the Senior Note Offering (or, if the Senior Note Offering is not consummated prior to or concurrently with the consummation of the Acquisition, the Interim Loan) and the Senior Secured Credit Facilities, together with cash on hand, to pay the merger consideration to shareholders of Target and to repay, directly or indirectly, all funded indebtedness of the Company and its Subsidiaries (excluding capital leases and other funded indebtedness to be determined) and terminate all commitments to make extensions of credit thereunder (the “Company Refinancing”). Immediately after the consummation of the Merger, the Company will cause Target and its subsidiaries to repay all of their respective existing indebtedness (other than Existing Notes not tendered in the tender offer described below) and terminate all commitments to make extensions of credit (the “Target Refinancing” and, together with the Company Refinancing, the “Refinancing”) under their respective existing indebtedness (the “Existing Indebtedness”).

In connection with the Target Refinancing, Target will make a tender offer (the “Tender Offer”) for the Existing Notes, together with a related consent solicitation. In the event that less than all of the Existing Notes have been validly tendered and not withdrawn as of the Closing Date, Target will commence a change of control offer (the “Change of Control Offer”) on or promptly after the Closing Date for the Existing Notes pursuant to the terms of the indenture governing the Existing Notes. In the event Target is required to make a Change of Control Offer and Senior Notes are issued on the Closing Date, proceeds from the Senior Note Offering in an amount equal to (a) the aggregate principal amount of Existing Notes not purchased in the Tender Offer plus (b) the aggregate principal amount of Senior Notes issued on the Closing Date minus (c) $475 million will be deposited into an escrow account. On the date of consummation of the Change of Control Offer, proceeds will be released from escrow to fund the Change of Control Offer. Any such escrowed amounts not used to fund the Change of Control Offer will be used to redeem Senior Notes.

The Acquisition, the Senior Note Offering (if consummated), the Refinancing, the Tender Offer, the Change of Control Offer (if made), the entering into and borrowings under the Credit Facilities by the parties herein described and the other transactions contemplated hereby entered into and consummated in connection with the Acquisition are herein referred to as the “Transactions.”

You have requested that we commit to provide the Credit Facilities to finance the Acquisition and the Refinancing and the payment of certain related fees and expenses.

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Accordingly, subject to the terms and conditions set forth below, we hereby agree with you as follows:

1. Commitment. WB and MLCC, severally and not jointly, each hereby commits to provide to Newco and/or one or more wholly owned subsidiaries of the Company, 90% and 10%, respectively, of the principal amount of the Senior Secured Credit Facilities, upon the terms and subject to the conditions set forth or referred to herein, in the Amended and Restated Fee Letter (the “Fee Letter”) dated the date hereof and delivered to you, and in the Senior Secured Credit Facilities Summary of Terms and Conditions attached hereto (and incorporated by reference herein) as Exhibit A (the “Senior Secured Term Sheet”). WB and MLCC, with respect to their commitments to the Senior Secured Credit Facilities as set forth in the preceding sentence, together with any successor(s) or assignee(s) thereto as approved by you (such approval not to be unreasonably withheld, delayed or conditioned, subject to Section 5.5 of the Merger Agreement), are collectively referred to herein as the “Initial Senior Secured Lenders”. WCI and MLCC, severally and not jointly, each hereby also commits to provide to Newco and/or one or more wholly owned subsidiaries of the Company, 90% and 10%, respectively, of the principal amount of the Interim Loan, upon the terms and subject to the conditions set forth or referred to herein, in the Fee Letter and in the Interim Loan Summary of Terms and Conditions attached hereto (and incorporated by reference herein) as Exhibit B (the “Interim Loan Term Sheet” and together with the Senior Secured Term Sheet, the “Term Sheets”). WCI and MLCC, with respect to their commitments to the Interim Loan as set forth in the preceding sentence, together with any successor(s) or assignee(s) thereto as approved by you (such approval not to be unreasonably withheld, delayed or conditioned, subject to Section 5.5 of the Merger Agreement), are collectively referred to herein as the “Initial Interim Lenders”; and the Initial Senior Secured Lenders and the Initial Interim Lenders are collectively referred to herein as the “Initial Lenders”. At the Closing Date, any unused term loan and interim loan commitments under this Commitment Letter in respect of the Credit Facilities will terminate immediately after making the extensions of credit thereunder contemplated hereby; provided, that if the Company is required to make a Change of Control Offer, commitments to provide the Interim Loan in an amount equal to (a) the aggregate principal amount of the Existing Notes not purchased in the Tender Offer minus (b) the amount of proceeds from the Senior Note Offering placed into escrow to fund the Change of Control Offer will not be terminated on the Closing Date, but will terminate on the date of consummation of the Change of Control Offer immediately after making the extensions of credit thereunder. To the extent that an underwriting or purchase agreement is entered into in respect of the Senior Note Offering, the commitments hereunder shall be terminated on the date of purchase of Senior Notes thereunder in an amount equal to the expected aggregate gross proceeds from the Senior Notes covered thereby, first, in respect of the Interim Loan, and second, in respect of the Senior Secured Credit Facilities in amounts among the tranches thereof as determined by us in consultation with you.

2. Syndication. We reserve the right and intend, prior to or after the execution of the definitive documentation for the Credit Facilities (the “Credit Documents”), to syndicate a portion of our commitments to one or more financial institutions (together with the Initial Lenders, the “Lenders”). If you accept this Commitment Letter as provided below in respect of the Senior Secured Credit Facilities, each of our commitments hereunder in respect thereof is subject to us (or one or more of our respective affiliates) acting in the capacities (if any) set out against our respective names in Part B of Annex II hereto, and if you accept this Commitment Letter as provided below in respect of the Interim Loan, each of our commitments hereunder in respect thereof is subject to us (or one or more of

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our respective affiliates) acting in the capacities (if any) set out against our respective names in Part A of Annex II hereto, including in each case any other debt financing (including any high yield debt financing) that is consummated in connection with the Acquisition. The Lead Arranger (or one or more of its affiliates) will manage all aspects of the syndication (in consultation with you), decisions as to the selection of potential Lenders to be approached and when they will be approached, when their commitments will be accepted and which Lenders will participate and the final allocations of the commitments among the Lenders (which are likely not to be pro rata across facilities among Lenders), and we will exclusively perform all functions and exercise all authority as customarily performed and exercised in such capacities, including selecting counsel for the Lenders and negotiating the Credit Documents. The commitments of the Initial Senior Secured Lenders will not be reduced prior to funding of the Senior Secured Credit Facilities by receipt, acceptance and allocation of commitments to the Senior Secured Credit Facilities from other Lenders, and the commitments of the Initial Interim Lenders will not be reduced prior to funding of the Interim Loan (or the issuance of Senior Notes in lieu of such funding) by receipt, acceptance and allocation of commitments to the Interim Loan from other Lenders. You agree that no other advisors, agents, co-agents, managers or arrangers will be appointed and no other titles or roles will be awarded in connection with the financing transactions contemplated hereby without the Lead Arranger’s prior consent. You agree that no Lender will receive compensation outside the terms contained herein and in the Fee Letter in order to obtain its commitment to participate in the Credit Facilities.

You understand that the Lead Arranger intends to commence the separate syndication of each of the Senior Secured Credit Facilities and the Interim Loan promptly, and you agree actively to assist us in achieving a timely syndication that is satisfactory to us. The syndication efforts will be accomplished by a variety of means, including direct contact during the syndication between senior management, advisors and affiliates of the Company and Target on the one hand and the proposed Lenders on the other hand, and the hosting by the Company, with the Lead Arranger, of meetings with prospective Lenders at such times and places as we may reasonably request (it being understood and agreed that participation of Target’s senior management in any such meetings is expected to include only those members of Target’s senior management who have been offered and who have accepted positions of employment with the Company and/or one or more of the Company’s subsidiaries post-Transaction (i.e., after giving effect to the consummation of the Transactions)). You agree, promptly upon the Lead Arranger’s request, to (a) provide, and cause your affiliates and advisors to provide, and use your reasonable best efforts to have Target provide, to us all information requested by the Lead Arranger to complete successfully the syndication, including information and projections (including updated projections) contemplated hereby, (b) assist, and cause your affiliates and advisors to assist, and use your reasonable best efforts to have Target assist, the Lead Arranger in the preparation of a Confidential Information Memorandum and other marketing materials (the contents of which you shall be solely responsible for) to be used in connection therewith (including obtaining any necessary consents of Target’s accountants), and (c) make available representatives of the Company, Target and their subsidiaries and affiliates for participation in road shows and presentations. You also agree to use your reasonable best efforts to ensure that our syndication efforts benefit materially from the existing lending and investment banking relationships of the Company (and its affiliates).

3. Fees. As consideration for our commitments hereunder and the agreement of the Lead Arranger to arrange, manage, structure and syndicate the Credit Facilities, you agree to pay to us the fees as set forth in the Term Sheets and in the Fee Letter to the extent that you have accepted this Commitment Letter with respect to such Credit Facilities.

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4. Conditions. Our commitments hereunder are subject to the conditions set forth elsewhere herein, in the Term Sheets and the Fee Letter, and are also subject to the negotiation, execution and delivery of definitive documentation customary for facilities and transactions of the type contemplated hereby which shall be satisfactory in all respects to us.

Our commitments hereunder are also subject to the conditions that (a) no disruption or adverse change shall have occurred and be continuing in or affecting the loan syndication or financial, banking or capital market conditions generally from those in effect on the date hereof that, individually or in the aggregate, in the sole judgment of the Lead Arranger, would materially adversely affect our ability to syndicate the Credit Facilities or the ability of the Company to effect the sale of the Take-out Securities; and no banking moratorium shall have been declared by either Federal or New York authorities and shall be continuing; (b) there shall not have occurred or become known any material adverse change or any condition, fact, event or development that has resulted or could reasonably be expected to result in a material adverse change in the business, results of operations, financial condition, assets, liabilities or prospects of either (i) the Company and Target and their subsidiaries taken together as a whole (after giving pro forma effect to the Transactions), on the one hand, or (ii) Target and its subsidiaries, taken together as a whole (before and after giving effect to the Transactions), on the other hand (each, a “Material Adverse Change”) since (x) in the case of the foregoing clause (b)(i), October 3, 2004, and (y) in the case of the foregoing clause (b)(ii), September 30, 2004; (c) the Lead Arranger shall be satisfied that, after the date hereof and prior to and during the syndication of the Credit Facilities, none of the Company or Target or any of their respective subsidiaries or affiliates shall have syndicated or issued, attempted to syndicate or issue, announced or authorized the announcement of, or engaged in discussions concerning the syndication or issuance of, any debt facility or debt security of (or other financing by) any of them, including renewals thereof, other than the Senior Note Offering and the Credit Facilities; (d) there shall be no material change in the structure or terms and conditions of the Transactions, and each of the other transactions contemplated hereby and thereby from those contemplated in this Commitment Letter and in the draft execution copy of the Merger Agreement (together with the schedules, exhibits and annexes thereto) you delivered to us on the date hereof; (e) if you accept this Commitment Letter in respect of the Interim Loan, you and WCM and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) shall have executed and delivered the Amended and Restated Engagement Letter dated the date hereof (the “Engagement Letter”) and such Engagement Letter shall be in full force and effect and you shall not be in breach thereof; and (f) none of the Information and Projections (each as defined below in Section 5 hereof) shall be misleading or incorrect in any material respect taken as a whole, in light of the circumstances under which such statements were made.

5. Information and Investigations. You hereby represent and covenant that (a) all information and data (excluding financial projections) that have been or will be made available by you or Target or any of your or Target’s respective affiliates, representatives or advisors to any of us or any Lender (whether prior to or on or after the date hereof), taken as a whole (the “Information”), is and will be complete and correct in all material respects and does not and will not, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such

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statements are made, and (b) all financial projections concerning the Company, Target and their respective subsidiaries and the Transactions (the “Projections”) that have been made or will be prepared by or on behalf of you or any of your affiliates, representatives or advisors and that have been or will be made available to any of us or any Lender (whether prior to or on or after the date hereof) have been and will be prepared in good faith based upon assumptions believed by you to be reasonable. You agree that we shall be given such access to business, financial, legal and other information regarding the Company and Target and their respective subsidiaries as any of us shall reasonably request including, without limitation, access to the management, books and records, contracts and properties of the Company and Target and their respective subsidiaries. You agree to supplement the Information and the Projections from time to time until the date of consummation of the Acquisition (the “Closing Date”) and, if requested by us, for a reasonable period thereafter necessary to complete the syndication of the Credit Facilities, so that the representation and covenant in the preceding sentence remain correct in all material respects (and not just on the date that any Information is furnished). In arranging the Credit Facilities, including the syndication thereof, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent check or verification thereof.

6. Indemnification. You agree (i) to indemnify and hold harmless each of the Initial Lenders, WCM, MLPF&S and each of the other Lenders and their respective officers, directors, employees, affiliates, representatives, advisors, agents and controlling persons and their respective successors and assigns (each Initial Lender and each such other person being an “Indemnified Party”) from and against any and all losses, claims, damages, costs, expenses and liabilities, joint or several, to which any Indemnified Party may become subject under any applicable law, or otherwise related to or arising out of or in connection with this Commitment Letter, the Fee Letter, the Term Sheets, the Credit Facilities, the loans under the Credit Facilities, the use of proceeds of any such loan, any of the Transactions or any related transaction or the performance by any Indemnified Party of the services contemplated hereby, and will reimburse each Indemnified Party promptly upon demand for any and all expenses (including the reasonable fees, disbursements and other charges of counsel) as they are incurred in connection with the investigation of or preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of you, Target or any of your or their respective affiliates, or any other person or entity, and whether or not any of the Transactions are consummated or this Commitment Letter is terminated, except to the extent found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s bad faith, gross negligence or willful misconduct; provided, that, you shall not be liable for the fees and expenses of more than one counsel (together with appropriate local counsel) at any time for all Indemnified Parties in connection with any one action or separate but substantially similar or related actions arising in the same jurisdiction out of the same general allegations or circumstances, and (ii) not to assert any claim against any Indemnified Party for consequential, punitive or exemplary damages on any theory of liability in connection in any way with the transactions described in or contemplated by this Commitment Letter and the Fee Letter. No Indemnified Party shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems.

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You agree that, without our prior written consent, neither you nor any of your affiliates or subsidiaries will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification has been or could be sought under the indemnification provisions hereof (whether or not any Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent (i) includes an unconditional written release in form and substance satisfactory to the Indemnified Parties of each Indemnified Party from all liability arising out of or related to such claim, action or proceeding and (ii) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party. Conversely, you shall not be liable under this Commitment Letter for any settlement of any claim or proceeding made by an Indemnified Party without your prior written consent (not to be unreasonably withheld, conditioned or delayed).

In the event that an Indemnified Party is requested or required to appear as a witness or deponent in any action brought by or on behalf of or against you, Target or any of your or Target’s respective subsidiaries or affiliates in which such Indemnified Party is not named as a defendant, you agree to reimburse such Indemnified Party for all expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness or a deponent, including, without limitation, the reasonable fees and expenses of its legal counsel.

7. Expenses. In addition to any fees that may become payable to us under the Fee Letter, the Company agrees to reimburse each of us and our respective affiliates, upon our request made from time to time, for our and their out-of-pocket expenses including, without limitation, all reasonable due diligence expenses, fees of consultants engaged with your consent (not to be unreasonably withheld), syndication expenses (including the costs of printing, distribution and bank meetings), appraisal and valuation fees and expenses, travel expenses, duplication fees and expenses, audit fees, search fees, filing and recording fees, disbursements and other charges and the reasonable fees, disbursements and other charges of counsel (and any local counsel), and any sales, use or similar taxes (and any additions to such taxes) related to any of the foregoing) incurred in connection with the Transactions, and the negotiation, preparation, execution and delivery, waiver or modification, and collection and enforcement of this Commitment Letter, the Term Sheets, the Fee Letter, the Credit Documents and the security arrangements in connection therewith, and/or any documents relating to any offering of the Take-Out Securities, whether or not such fees and expenses are incurred before or after the date hereof or the Transactions contemplated by this Commitment Letter are consummated or any loan documentation is entered into or any extension of credit is made under the Credit Facilities or this Commitment Letter is terminated or expires; provided, however, that the Company shall be obligated to reimburse the legal fees, disbursements and other charges for only one principal outside law firm engaged by us.

8. Confidentiality. This Commitment Letter, the Term Sheets and the Fee Letter, the contents of any of the foregoing, and our and/or our respective affiliates’ activities pursuant hereto or thereto, are confidential and shall not be disclosed by or on behalf of you or any of your affiliates to any person without our prior written consent, except that you may disclose this Commitment Letter and the Term Sheets (but not the Fee Letter or any matter related to any information in the Fee Letter) (i) to your and Target’s officers, directors, employees and advisors, and then only in connection with the Transactions and on a confidential and need-to-know basis, and (ii) as you are required to make by applicable law or compulsory legal process (based on the advice of legal

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counsel); provided, however, that if disclosure is required by compulsory legal process you agree to give us prompt notice thereof and to cooperate with us in securing a protective order and that any disclosure made pursuant to public filings shall be subject to our prior approval. You agree that you will permit us to review and approve (such approval not to be unreasonably withheld) any reference to us or any of our respective affiliates in connection with the Credit Facilities or the transactions contemplated hereby contained in any press release or similar public disclosure prior to public release. You agree that we and our respective affiliates may share information concerning you, Target and your and Target’s respective subsidiaries and affiliates among ourselves in connection with the performance of our services hereunder and as contemplated in connection herewith and the evaluation and consummation of financings and transactions contemplated hereby. Further, we shall be permitted to use information related to the syndication and arrangement of the Credit Facilities in connection with marketing, press releases or other transactional announcements or updates provided to investor or trade publications, subject to confidentiality obligations or disclosure restrictions reasonably requested by you. Furthermore, we hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), each of us is required to obtain, verify and record information that identifies you in accordance with the Patriot Act.

9. Termination. Each of our several commitments hereunder is based upon the accuracy and completeness of the financial and other information regarding the Company, Target and your and Target’s respective subsidiaries and the Transactions previously provided to us. In the event that (a) by means of continuing review or otherwise we become aware of or discover new information or developments concerning conditions or events previously disclosed to us that is inconsistent in any material adverse respect with the Projections or the Information provided to us prior to the date hereof, or if any condition, fact, event or development shall have occurred or become known that in the Lead Arranger’s judgment has resulted in or could reasonably be expected to have or result in a Material Adverse Change or (b) the Merger Agreement is terminated or expires or the effort to acquire Target is abandoned, this Commitment Letter and our commitments hereunder shall terminate. In addition, each of our commitments hereunder shall terminate in its entirety upon the earlier of (i) May 1, 2005, if the Credit Documents have not been executed and delivered by the Company and the Lenders by such date, unless the Credit Documents have not been executed and delivered by such date due solely to a delay in obtaining the requisite approvals for consummation of the Acquisition under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or clearance by the SEC of Target’s proxy statement with respect to the Merger as contemplated by the provisions of the Merger Agreement, in which case, June 30, 2005, and (ii) the initial funding under the Credit Documents. Notwithstanding the foregoing, the provisions of Sections 3, 5, 6, 7, 8, 11, 12 and 14 hereof shall survive any termination pursuant to this Section 9.

10. Assignment; etc. This Commitment Letter and each of our commitments hereunder shall not be assignable by any party hereto (other than by each of us to our respective affiliates) without the prior written consent of the other parties hereto (such consent not to be unreasonably withheld, delayed or conditioned), and any attempted assignment shall be void and of no effect; provided, however, that nothing contained in this Section 10 shall prohibit us (in our sole discretion) from performing any of our duties hereunder through any of our branches or affiliates, and you will owe any related duties (including those set forth in Section 2 above) to any such branch or affiliate. This Commitment Letter is intended to be solely for the benefit of, and is not intended to confer any benefits upon or create any rights in favor of any person other than, the parties hereto, the Lenders and, with respect to the indemnification provided for herein, each of the Indemnified Parties.

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11. Governing Law; Waiver of Jury Trial. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York (without regard to any principles of conflict of laws thereof to the extent the same are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction). Each of the parties hereto waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of or in connection with this Commitment Letter, the Fee Letter, the Term Sheets, the Credit Facilities, the loans under the Credit Facilities, the use of proceeds of any such loan, any of the Transactions or any related transaction or the performance by us or any of our respective affiliates of the services contemplated hereby.

12. Amendments; Counterparts; etc. No amendment or waiver of any provision hereof or of the Term Sheets or of the Fee Letter shall be effective unless in writing and signed by the parties hereto and then only in the specific instance and for the specific purpose for which given. This Commitment Letter, the Engagement Letter, the Term Sheets and the Fee Letter are the only agreements between the parties hereto with respect to the matters contemplated hereby and thereby and set forth the entire understanding of the parties with respect thereto. This Commitment Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart by telecopier shall be effective as delivery of a manually executed counterpart.

13. Public Announcements; Notices. We may, at our expense, publicly announce as we may choose the capacities in which we or our respective affiliates have acted hereunder. Any notice given pursuant hereto shall be mailed or hand delivered in writing (i) to you, addressed to Joe Malugen, the Chief Executive Officer of the Company, at your address set forth on page one hereof, with a copy to S. Page Todd, General Counsel, at the same address, and such persons as you may designate in writing; (ii) to WB, WCI and WCM, at One Wachovia Center, 301 South College Street, Charlotte, North Carolina 28288-0737, attention: Fritz Bentien; (iii) to MLCC and MLPF&S, at Four World Financial Center, 250 Vesey Street, New York, New York 10080, attention: High Yield Capital Markets; and, in the case of (ii) and (iii), with a copy to Mayer, Brown, Rowe & Maw LLP, 1675 Broadway, New York, New York 10019, attention: Sal Guerrera/Jin K. Kim/Benjamin W. Lau.

14. Submission to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby in any New York State or in any such Federal court and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

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15. Acknowledgement. By signing this Commitment Letter, each of the parties hereto hereby acknowledges and agrees that (a) WB and MLCC are offering to provide the Senior Secured Credit Facilities separate and apart from WCI’s and MLCC’s offer to provide the Interim Loan and (b) WCI and MLCC are offering to provide the Interim Loan separate and apart from WB’s and MLCC’s offer to provide the Senior Secured Credit Facilities.

Please confirm that the foregoing correctly sets forth our agreement of the terms hereof and the Fee Letter by signing and returning to each of us the duplicate copy of this letter and the Fee Letter enclosed herewith. Unless we receive your executed duplicate copies hereof and thereof by 11:59 p.m., New York City time, on the date hereof, each of our commitments hereunder will expire at such time.

(Signature Pages Follow)

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We are pleased to have this opportunity and we look forward to working with you on this transaction.

Very truly yours,

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ DAVID HAASE
Name:	David Haase
Title:	Managing Director

WACHOVIA CAPITAL INVESTMENTS, INC.

By:	/s/ DAVID HAASE
Name:	David Haase
Title:	Managing Director

WACHOVIA CAPITAL MARKETS, LLC

By:	/s/ DAVID HAASE
Name:	David Haase
Title:	Managing Director

MERRILL LYNCH CAPITAL CORPORATION

By:	/s/ WILLIAM H. GATES
Name:	William H. Gates
Title:	Vice President

The provisions of this Commitment Letter

with respect to the Senior Secured

Credit Facilities are agreed to and

accepted as of the date first written above:

MOVIE GALLERY, INC.

By:	/s/ S. PAGE TODD
Name:	S. Page Todd
Title:	E.V.P.

The provisions of this Commitment Letter

with respect to the Interim Loan are

agreed to and accepted as of the

date first written above:

MOVIE GALLERY, INC.

By:	/s/ S. PAGE TODD
Name:	S. Page Todd
Title:	E.V.P.

ANNEX I

Sources and Uses of Funds

(in U.S.$ in millions)

Sources			Uses
Cash	$175.0		Cash Purchase Price of Target	$852.4
Revolving Facility	$0.1	[1]	Refinancing of Existing Indebtedness (including premium)	$356.4
Term Loan A Facility	$95.0		Financing and M&A Fees	$41.3
Term Loan B Facility	$550.0		Transaction Expenses, Severance Costs, Other Restructuring Charges	$45.0
Senior Notes or Interim Loan	$475.0

Total Sources	$1,295.1		Total Uses	$1,295.1

1	No more than a maximum amount to be mutually agreed upon by the Company and the Lead Arranger of the $75 million Revolving Facility will be drawn down at the Closing Date to fund consummation of the Transactions.

ANNEX II

Appointments

PART A

Interim Loan

Lead Arranger:	Wachovia Capital Markets, LLC shall be the sole and exclusive lead arranger for the Interim Loan

Book Runner:	Wachovia Capital Markets, LLC shall be the sole and exclusive book runner for the Interim Loan

Administrative Agent:	Wachovia Bank, National Association

Syndication Agent:	To be determined

Documentation Agent:	To be determined

Senior Note Offering

Lead Manager:	Wachovia Capital Markets, LLC shall be the sole and exclusive lead manager for the Senior Note Offering

Book Runner:	Wachovia Capital Markets, LLC shall be the sole and exclusive book runner for the Senior Note Offering

Tender Offer

Dealer Manager:	Wachovia Capital Markets, LLC

PART B

Senior Secured Credit Facilities

Lead Arranger:	Wachovia Capital Markets, LLC shall be the sole and exclusive lead arranger for the Senior Secured Credit Facilities

Book Runner:	Wachovia Capital Markets, LLC shall be the sole and exclusive book runner for the Senior Secured Credit Facilities

Administrative Agent:	Wachovia Bank, National Association

Syndication Agent:	To be determined

Documentation Agent:	To be determined

EXHIBIT A

SENIOR SECURED CREDIT FACILITIES

SUMMARY OF TERMS AND CONDITIONS*

Borrower:		“Borrower” means Newco and/or one or more other wholly owned subsidiaries of Movie Gallery, Inc. (“MGI”). Immediately after the initial borrowing under the Senior Secured Credit Facilities (defined below), Newco will be merged with and into Target, with Target as the surviving corporation, and Target will assume all obligations of Newco.

Sole and Exclusive Book Runner and Sole and Exclusive Lead Arranger:		“Lead Arranger” and “Book Runner” shall have the meanings set forth in Annex II to the Commitment Letter.

Lenders:		Each of Wachovia Bank, National Association (“WB”) and Merrill Lynch Capital Corporation (“MLCC”) or one of their respective affiliates (collectively, and together with any successor(s) or assignee(s) thereto as approved by MGI in accordance with Section 1 of the Commitment Letter, the “Initial Senior Secured Lenders”) and a syndicate of financial institutions (collectively with the Initial Senior Secured Lenders, the “Lenders”) arranged by the Lead Arranger in consultation with Borrower.

Administrative Agent:		As set forth in Annex II to the Commitment Letter.

Syndication Agent:		As set forth in Annex II to the Commitment Letter.

Documentation Agent:		As set forth in Annex II to the Commitment Letter.

Senior Secured Credit Facilities:		Senior secured credit facilities (the “Senior Secured Credit Facilities”) in an aggregate principal amount of $720 million to be made available to Borrower, such Senior Secured Credit Facilities comprising:

	(A)	Term Loan Facilities. Term loan facilities in an aggregate principal amount of up to $645 million comprising (a) a term loan A facility in an aggregate principal amount of up to $95 million (the “Term Loan A Facility”) and (b) a term loan B facility in an aggregate principal amount of up to $550 million (the “Term Loan B Facility” and together with the Term Loan A Facility, the “Term Loan Facilities”). Loans under the Term Loan Facilities are herein referred to as “Term Loans.”

	(B)	Revolving Credit Facility. A revolving credit facility in an aggregate principal amount of $75 million (the “Revolving

*	Capitalized terms used herein and not defined shall have the meanings assigned to such terms in the Amended and Restated Credit Facilities Commitment Letter (the “Commitment Letter”) to which this Exhibit A is attached.

Facility”). Loans under the Revolving Facility are herein referred to as “Revolving Loans”; the Term Loans and the Revolving Loans are herein referred to collectively as “Loans.” Up to an amount to be agreed of the Revolving Facility will be available as a letter of credit subfacility. Up to an amount to be agreed of the Revolving Facility will be available as a swingline subfacility.

Documentation:		Usual for facilities and transactions of this type and reasonably acceptable to Borrower and the Initial Senior Secured Lenders. The documentation for the Senior Secured Credit Facilities will include, among others, a credit agreement (the “Credit Agreement”), guarantees and appropriate pledge, security interest, mortgage, deposit account and other collateral documents (collectively, the “Senior Credit Documents”). Borrower and each Guarantor (as defined below under “Guarantors”) are herein referred to as the “Credit Parties” and individually referred to as a “Credit Party.”

Transactions:		As described in the Commitment Letter.

Availability/Purpose:	(A)	Term Loan Facilities. Term Loans will be available, subject to the terms and conditions set forth in the Senior Credit Documents, in a single draw on the date of the consummation of the Acquisition to finance the Acquisition and the Refinancing and to pay related fees and expenses. Amounts borrowed under the Term Loan Facilities that are repaid or prepaid may not be reborrowed.

(B)

Revolving Facility. The entire Revolving Facility will be available, subject to the terms and conditions set forth in the Senior Credit Documents, for working capital and general corporate purposes after the Closing Date until the date which is 5 years after the Closing Date (the “Revolving Loan Maturity Date”). Letters of credit will be used by the Borrower solely for general corporate purposes. In addition, (a) up to a maximum amount to be mutually agreed upon in aggregate principal amount of the Revolving Facility may be drawn on the Closing Date to fund consummation of the Transactions and (b) up to an amount to be agreed in letters of credit may be issued under the Revolving Credit Facility to replace existing letters of credit or for other specified general corporate purposes to be agreed.

Total extensions of credit under the Revolving Facility shall not at any time exceed the commitments thereunder then in effect. Revolving Loans may, subject to the terms and conditions set forth in the Senior Credit Documents, be reborrowed to the extent of the commitments under the Revolving Facility then in effect.

Increase in Revolving Facility:		After the Closing Date, the Borrower may request that the Revolving Facility be increased in an amount up to $25 million, at times and subject to terms and conditions to be mutually agreed upon; provided, that all Lenders under the Revolving Facility shall be granted a right of first offer to participate in such increase on a pro rata basis (in accordance with their then existing commitments), but no Lender shall be required to provide all or any portion of such increase. To the extent such Lenders are unwilling to provide the full amount of such increase requested by the Borrower, the Lead Arranger will have the sole right, upon terms and conditions to be mutually agreed upon, to syndicate the balance of such requested increase to prospective lenders (other than the Lenders) reasonably satisfactory to the Borrower. Consent of the Lenders shall not be required for any such increase of the Revolving Facility.

Guarantors:	MGI and each of the direct and indirect subsidiaries of MGI existing on the Closing Date (after giving effect to the Transactions) or thereafter created or acquired (other than any foreign subsidiary where the granting of such guarantee would have an adverse tax consequence for such subsidiary or MGI), shall unconditionally guarantee, on a joint and several basis, all obligations of Borrower under the Senior Secured Credit Facilities and (to the extent relating to the Loans) under each interest rate protection agreement entered into with a Lender or an affiliate of a Lender. Each guarantor of any of the Senior Secured Credit Facilities is herein referred to as a “Guarantor” and its guarantee is referred to herein as a “Guarantee.”

Security:	The Senior Secured Credit Facilities, the Guarantees, and (to the extent relating to the Loans) the obligations of Borrower under each interest rate protection agreement, foreign exchange agreement and currency hedging agreement entered into with a Lender or an affiliate of a Lender will be secured by (A) a perfected first priority lien on and security interest in, and pledge of, all of the capital stock and intercompany notes of Borrower and each of the other direct and indirect subsidiaries of MGI existing on the Closing Date (after giving effect to the Transactions) or thereafter created or acquired (other than in the case of foreign subsidiaries which are not Guarantors, in which case no more than 66 2/3 of the capital stock of such foreign subsidiary shall be pledged); and (B) a perfected first priority lien on, and security interest in, all of the tangible and intangible properties and assets (including all cash, cash equivalents, contract rights (including under partnership agreements, management agreements, operating agreements, affiliation agreements and similar agreements), inventory, real property interests, intellectual property, trade names, equipment, receivables and proceeds of the foregoing) of each Credit Party (collectively, the “Collateral”), except for those properties and assets for which the Initial Senior Secured Lenders shall determine in their sole discretion that the costs of obtaining such security interest are excessive in relation to the value of the security to be afforded thereby or as otherwise agreed to between the parties (it being understood that none of the foregoing shall be subject to any other liens or security interests, except for certain customary exceptions to be agreed upon). The determination as to which real property and leasehold interests will be subject to such liens and security interests will be determined by the Initial Senior Secured Lenders upon review of the value of such subject properties and leases and the cost of obtaining such liens. All such security interests will be created pursuant to documentation reasonably satisfactory in all material respects to the Initial Senior Secured Lenders and on the Closing Date such security interests shall have become perfected and the Initial Senior Secured Lenders shall have received reasonably satisfactory evidence as to the enforceability and priority thereof.

Termination of Commitments:		The commitments in respect of the Senior Secured Credit Facilities (including pursuant to the Commitment Letter) will terminate in their entirety on May 1, 2005 if the initial funding under the Senior Secured Credit Facilities does not occur on or prior to such date, unless the initial funding has not occurred by such date due solely to a delay in obtaining the requisite approvals for consummation of the Acquisition under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or clearance by the SEC of Target’s proxy statement with respect to the Merger as contemplated by the provisions of the Merger Agreement, in which case, such commitments will terminate in their entirety on June 30, 2005.

Final Maturity:	(A)	Term Loan Facilities. The Term Loan A Facility will mature on the date 5 years after the Closing Date. The Term Loan B Facility will mature on the earlier of (a) the date 6 years after the Closing Date and (b) the date which is 91 days prior to the maturity date of the Existing Notes (if any remain outstanding after giving effect to the Transactions consummated on the Closing Date).

	(B)	Revolving Facility. The Revolving Facility will mature on the date 5 years after the Closing Date.

Reduction and Amortization Schedule:		Amortization of the Term Loan Facilities will be determined by the Lead Arranger and the Borrower in a mutually agreeable manner.

Letters of Credit:		Letters of credit under the Revolving Facility (“Letters of Credit”) will be issued by a Lender selected by the Administrative Agent and reasonably satisfactory to the Borrower (in such capacity, the “L/C Lender”). The issuance of all Letters of Credit shall be subject to the customary procedure of the L/C Lender.

Letter of Credit Fees:		Letter of Credit fees will be payable for the account of the Revolving Facility Lenders on the daily average undrawn face amount of each Letter of Credit at a rate per annum equal to the applicable margin for Revolving Loans which are LIBO rate loans in effect at such time, which fees shall be paid quarterly in arrears. In addition, an issuing fee on the face amount of each Letter of

Credit equal to 0.125% per annum shall be payable to the L/C Lender for its own account, which fee shall also be paid upon issuance.

Interest Rates and Fees:		Interest rates and fees in connection with the Senior Secured Credit Facilities will be as specified on Annex I attached hereto.

Default Rate:		During the continuance of any Default under the Credit Documents, all obligations under the Senior Credit Documents shall bear interest at the applicable interest rate (including the applicable margin) plus 2.00% per annum.

Mandatory Prepayments/ Reductions in Commitments:

Subject to the next paragraph, Loans under the Credit Facilities shall be prepaid with (a) 75% of Excess Cash Flow (to be defined in a mutually satisfactory manner), with a step down to 50% of Excess Cash Flow upon achievement of and during the maintenance of a Leverage Ratio (to be defined in a mutually satisfactory manner) of 2.50 to 1.00 or lower, and with a further step down to zero upon achievement of and during the maintenance of a Leverage Ratio (as so defined) of 2.00 to 1.00 or lower, (b) 100% of the net cash proceeds (which term shall mean net of any applicable taxes) above an annual amount to be agreed upon of all non-ordinary-course asset sales or other dispositions of property or recoveries by any of the Credit Parties and their subsidiaries (including insurance and condemnation proceeds in excess of an agreed amount), subject to the right to reinvest within 12 months and subject to certain exceptions to be agreed, (c) 100% of the net proceeds of issuances of debt obligations of any of the Credit Parties and their respective subsidiaries other than debt permitted to be incurred under the Credit Agreement, (d) 50% of the net proceeds of issuances of equity of MGI, subject to certain exceptions to be agreed upon and with step downs based upon achievement of a reduced Leverage Ratio to be negotiated, and (e) 100% of any amount received in excess of an amount to be agreed in respect of any claim under the Merger Agreement or as direct or indirect result of any breach of any term or provision of the Merger Agreement or otherwise in respect of any claim by any of the Credit Parties or any of their respective subsidiaries arising out of the Acquisition.

The proceeds of the Senior Notes shall be applied to reduce the commitments in respect of or, if after the Closing Date, to reduce the funded amount of the Interim Loan.

Voluntary Prepayments/ Reductions in Commitments:	(A)	Term Loan Facilities. Borrowings under the Term Loan Facilities may be prepaid at any time in whole or in part at the option of Borrower, in a minimum principal amount and in multiples to be agreed upon without premium or penalty (subject, in the case of LIBOR borrowings, to payment of LIBOR breakage costs arising from prepayments not made on the last day of the relevant interest period). Voluntary prepayments of Term Loans will be applied in inverse order of maturity to the remaining scheduled amortization payments in respect thereof.

	(B)	Revolving Facility. The unutilized portion of the commitments under the Revolving Facility may be reduced and loans under the Revolving Facility may be repaid at any time, in each case, at the option of Borrower, in a minimum principal amount and in multiples to be agreed upon, without premium or penalty (subject, in the case of LIBOR borrowings, to payment of LIBOR breakage costs arising from prepayments not made on the last day of the relevant interest period).

Conditions to Effectiveness and to Initial Loans:

The effectiveness of the Credit Agreement and the making of the initial credit extensions under the Senior Secured Credit Facilities shall be subject to the conditions precedent specified herein and in the Commitment Letter (all such conditions to be satisfied in a manner reasonably satisfactory in all material respects to the Initial Senior Secured Lenders, including, but not limited to, execution and delivery of the Senior Credit Documents reasonably acceptable in form and substance to the Initial Senior Secured Lenders by each Credit Party thereto prior to the Closing Date; delivery of reasonably satisfactory borrowing certificates and other customary closing certificates; receipt of valid security interests as contemplated hereby; absence of defaults, prepayment events or creation of liens under debt instruments (including, without limitation, to the extent any Existing Notes remain outstanding on the Closing Date, the indenture governing the Existing Notes, other than the requirement to offer to redeem the Existing Notes following the change of control that would be effected by the Acquisition) or other agreements as a result of the transactions contemplated hereby; absence of litigation (other than litigation that would not constitute a Material Adverse Change); evidence of authority; compliance with applicable laws and regulations (including but not limited to ERISA, margin regulations, bank regulatory limitations and environmental laws); delivery of reasonably satisfactory legal opinions; and adequate insurance.

The making of the initial credit extensions under the Senior Secured Credit Facilities will be subject the following conditions:

	(A)	The delivery, on or prior to the Closing Date, of a certificate from the chief financial officer of MGI in form and substance reasonably satisfactory to the Initial Senior Secured Lenders with respect to the solvency of MGI and its subsidiaries immediately after the consummation of the Transactions to occur on the Closing Date.

	(B)	Either (i) the Senior Note Offering shall have been consummated for gross proceeds of not less than $475 million minus the aggregate principal amount of Existing Notes not purchased in the Tender Offer, or (ii) the drawdown of the Interim Loan shall be consummated for gross proceeds of not less than $475 million minus (1) any gross proceeds from the Senior Note Offering and (2) the aggregate principal amount of Existing Notes not purchased in the Tender Offer) in each case pursuant to agreements in form and substance reasonably satisfactory to the Initial Senior Secured Lenders.

(C)	Simultaneously with (or immediately following) the making of the initial Loans, the Acquisition shall have been consummated in all material respects in accordance with the terms of the draft execution copy of the Merger Agreement delivered to the Initial Senior Secured Lenders on January 9, 2005 (without the waiver or amendment of any material condition or any change in monetary terms unless consented to by the Initial Senior Secured Lenders, which consent shall not be unreasonably withheld) and in accordance with the terms described in, and as contemplated by, the Commitment Letter (other than such changes therefrom which could not reasonably be expected to be materially adverse to the Lenders). Each of the parties thereto shall have complied in all material respects with all covenants set forth in the Merger Agreement to be complied with by it on or prior to the Closing Date (without the waiver or amendment of any of the material terms thereof unless consented to by the Initial Senior Secured Lenders, which consent shall not be unreasonably withheld).

(D)

All liens in respect of the Existing Indebtedness shall have been released and the Administrative Agent shall have received evidence thereof reasonably satisfactory to the Administrative Agent and a “pay-off” letter or letters reasonably satisfactory to the Administrative Agent with respect to the Existing Indebtedness. After giving effect to the Transactions and the other transactions contemplated hereby, MGI, Target and their respective subsidiaries shall have outstanding no indebtedness or preferred stock (or direct or indirect guarantee or other credit support in respect thereof) other than the loans under the Credit Facilities, the Senior Notes, Existing Notes not purchased pursuant to the Tender Offer or Change of Control Offer and such other debt and preferred stock in an amount acceptable to the Initial Senior Secured Lenders and for which arrangements reasonably satisfactory to the Initial Senior Secured Lenders have been made. In the event the Tender Offer is consummated on or prior to the Closing Date, the Tender Offer shall have been consummated in all material respects on terms and conditions and pursuant to documentation reasonably satisfactory to the Initial Senior Secured Lenders.

The capitalization and tax structure of MGI, Target and their respective subsidiaries (after giving effect to the Transactions) shall be as set forth in the Commitment Letter (and the annexes and exhibits thereto) and in the written information provided to the Initial Senior Secured Lenders on or prior to the date of the Commitment Letter with any material changes to such capitalization or tax structure subject to the approval of the Initial Senior Secured Lenders.

(E)	There shall not have occurred or become known any material adverse change or any condition, fact, event or development that has resulted or could reasonably be expected to result in a material adverse change in the business, results of operations, or financial condition, assets, liabilities or prospects of (i) MGI and Target and their subsidiaries taken together as a whole (after giving pro forma effect to the Transactions), on the one hand, or (ii) Target and its subsidiaries taken together as a whole (before and after giving effect to the Transactions), on the other hand (each, a “Material Adverse Change”) since (x) in the case of the foregoing clause (i), October 3, 2004, and (y) in the case of the foregoing clause (ii), September 30, 2004.

(F)	The Initial Senior Secured Lenders shall have received reasonably satisfactory evidence (including satisfactory supporting schedules and other data) that (i) the ratio of pro forma consolidated debt to consolidated EBITDA of MGI and its subsidiaries for the 12-month period ending on the last day of the month which occurred more than 20 days prior to the Closing Date (calculated on a pro forma combined basis after giving effect to the Transactions, together with such adjustments as would be permitted to be reflected on pro forma financial statements pursuant to Regulation S-X, including and together with giving pro forma effect to the sale, disposition or divestiture of all stores that would be required in connection with obtaining requisite approvals under the HSR Act to the extent such sale, disposition or divestiture shall have been consummated on or prior to the Closing Date or (in the reasonable judgment of the Initial Senior Secured Lenders) subjected to a binding definitive purchase and sale agreement executed and delivered on or prior to the Closing Date (including the application of the net cash proceeds (or, in the case of such purchase and sale agreement, the expected net cash proceeds) of such sale, disposition or divestiture to the reduction of, as determined by the Lead Arranger, the Term Loan Facilities and/or the Senior Note Offering or Interim Loan)) was not greater than 3.3:1; and (ii) consolidated EBITDA of Target and its subsidiaries (calculated on a stand-alone basis, prior to giving effect to the Transactions) for the four-fiscal-quarter period ending on the last date set forth below which occurred more than 20 days prior to the Closing Date shall not be less than the amount set forth opposite such date below:

4 fiscal quarter period ending on	Minimum EBITDA
12/31/04	$229 million
03/31/05	$220 million

For purposes of clauses (i) and (ii) above of this paragraph (F), EBITDA shall be determined in a manner substantially consistent with the determination of EBITDA set forth on Annex II hereto.

The Initial Senior Secured Lenders shall have received reasonably satisfactory evidence on the Closing Date that since December 1, 2004, other than to the extent necessary to effect the Transactions or comply with the terms of the Commitment Letter or Fee Letter, MGI and its subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice and with the projections delivered to the Initial Senior Secured Lenders and, without limiting the generality of the foregoing, have not made or declared any stock dividends or stock repurchases.

(G)

On the Closing Date, prior to giving effect to the Transactions, Target shall have no less than $165 million in cash that would be reflected on its balance sheet, and the Initial Senior Secured Lenders shall have received a certificate from the Borrower’s chief financial officer showing that Target has no less than $165 million in cash that would be reflected on its balance sheet on the Closing Date prior to giving effect to the Transactions; provided, however, that such required amount of cash on hand at Target shall be reduced on a dollar for dollar basis to the extent that Target shall have used such cash following the date of the Commitment Letter but prior to the Closing Date to repay indebtedness that would otherwise comprise indebtedness to be repaid pursuant to the Refinancing, but such reduction to cash on hand will be offset by any incurrence of debt (other than incurrences of debt under the Credit Facilities or the Senior Notes) by Target following the date of the Commitment Letter.

On the Closing Date, MGI and Target shall have utilized, and shall have caused their respective subsidiaries to have utilized, all available cash (other than $50 million in cash that would be reflected on their collective balance sheets), prior to giving effect to any funding under the Credit Facilities or receipt of proceeds from the issuance of any Senior Notes, to consummate the Transactions (it being understood that there shall be a correlative reduction in the amount of the Term Loan Facilities and/or the Senior Note Offering or Interim Loan, as determined by the Lead Arranger, to the extent that after giving effect to such reduction and to such utilization of such available cash, there are sufficient funds to consummate the Transactions), and the Initial Senior Secured Lenders shall have received a certificate from MGI’s chief financial officer showing that MGI, Target and their respective subsidiaries have no more than $50 million in cash that would be reflected on such balance sheets.

(H)	The respective amounts of the sources and uses for the Transactions shall be consistent with the table set forth in Annex I to the Commitment Letter.

(I)	All requisite governmental authorities shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required (without the imposition of any materially burdensome condition or qualification in the reasonable judgment of the Initial Senior Secured Lenders), all applicable appeal periods shall have expired and there shall be no governmental or judicial action, actual or threatened, that, in the judgment of the Initial Senior Secured Lenders, has or could have a reasonable likelihood of restraining, preventing or imposing materially burdensome conditions on any of the Transactions or the other transactions contemplated hereby; it being understood that with respect to actions taken in connection with discussions or negotiations with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice relating to antitrust matters in respect of obtaining requisite approvals under the HSR Act for the Acquisition, an action in connection with, or agreement to, any hold separate order, sale, divesture or disposition of stores of the Company or Target or any of their respective subsidiaries that, individually or in the aggregate, could not reasonably be expected to have a “Company Material Adverse Effect” (as defined in the Merger Agreement) or a Company Material Adverse Effect (as defined in the Merger Agreement, but assuming the reference therein to “Company” or “Company and its Subsidiaries” is a reference to Company (as defined in the Commitment Letter), Target and their subsidiaries taken together as a whole (after giving effect to the Transactions)) shall not be deemed to be a “materially burdensome condition” for purposes of this sentence or for purposes of paragraph (L) below. The Transactions shall be in material compliance with all applicable laws and regulations. All requisite third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby, except to the extent the failure to obtain such approvals and consents could not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the business, results of operations, financial condition, assets, liabilities or prospects of Target and its subsidiaries (before and after giving effect to the Transactions).

(J)	The Initial Senior Secured Lenders shall have received reasonably satisfactory title insurance policies (including such endorsements as the Initial Senior Secured Lenders may reasonably require), legal opinions and other customary documentation reasonably required by the Initial Senior Secured Lenders with respect to real property of MGI, Target and their subsidiaries subject to mortgages for which receipt of such items is customary or appropriate.

(K)	All accrued fees and expenses (including the reasonable fees and expenses of counsel to the Lenders, the Initial Senior Secured Lenders and the Administrative Agent) of the Lenders, the Initial Senior Secured Lenders and the Administrative Agent in connection with the Credit Documents shall have been paid. All fees owed pursuant to the Fee Letter shall have been paid.

(L)	There shall not be pending (i) any action or proceeding by any foreign or domestic government, court, administrative agency, commission or other governmental or regulatory authority or instrumentality (collectively, a “governmental entity”) or (ii) any action or proceeding by any other person or entity, in any case referred to in the foregoing clauses (i) and (ii), before any court or other governmental entity that has a reasonable possibility of success (w) seeking to make illegal or to restrain or prohibit the consummation of, or to impose materially burdensome conditions upon, the Merger, any of the other Transactions or any other transaction contemplated hereunder or under the Commitment Letter or seeking to obtain material damages, (x) seeking (1) to restrain or prohibit MGI’s, Target’s or any of their respective subsidiaries’ ownership or operation of all or any material portion of the businesses or assets of MGI and Target and their subsidiaries taken together as a whole (after giving pro forma effect to the Transactions), on the one hand, or Target and its subsidiaries taken together as a whole (before and after giving effect to the Transactions), on the other hand, or (2) to compel MGI, Target or any of their respective subsidiaries to dispose of or hold separate all or any material portion of the businesses or assets of MGI and Target and their subsidiaries taken together as a whole (after giving pro forma effect to the Transactions), on the one hand, or Target and its subsidiaries taken together as a whole (before and after giving effect to the Transactions) on the other hand, (y) seeking to impose or confirm material limitations on the ability of MGI, Target or any of their respective subsidiaries to effectively control their respective businesses or operations (including the ability of the Borrower to effectively exercise full rights of ownership over the capital stock of the Target) or (z) which could reasonably be expected to adversely affect the legality, validity or enforceability of the Credit Documents or which could reasonably be expected to have a material adverse effect on the ability of the Credit Parties taken as a whole to perform their obligations under the Credit Documents or on the rights and remedies of the Lenders (other than, for purposes of this subclause (z), those actions or proceedings outstanding as of the date of the Commitment Letter and disclosed in writing to the Initial Senior Secured Lenders on or prior to such date); provided, however, that any such action or proceeding brought by or on behalf of beneficial holders of the Target’s common stock shall not be the basis for the failure of the condition set forth in this paragraph (L) if: (a) the parties to such action or proceeding have entered into a memorandum of understanding or other agreement with respect to the settlement of such action or proceeding reasonably acceptable to the Initial Senior Secured Lenders, (b) the final date by which the court requires that the members of the class or putative class of shareholders that is covered by the memorandum of understanding or other agreement (the “Class Shareholders”) complete their election to opt out of any settlement of such action or proceeding that is the subject of the memorandum of understanding has passed, (c) the number of shares of the Target’s common stock beneficially owned by the Class Shareholders who have been permitted by the court to opt out of any settlement of such action or proceeding that is the subject of the memorandum of understanding does not exceed the number equal to 10% of the number of such shares outstanding on the date of the Merger Agreement and (d) final approval by the relevant court under Rule 23 of the Federal Rules of Civil Procedure (or, in the case of a state court, equivalent state rule) has been received.

(M)	The Lenders shall have received projected cash flows, balance sheets and income statements for the period of seven years following the Closing Date, which projections shall be (i) based upon reasonable assumptions made in good faith and (ii) substantially in conformity with those projections delivered to the Lenders during syndication. The Lenders shall have received (a) unaudited interim consolidated financial statements of MGI and Target for each fiscal quarterly period ended after the latest audited financial statements, to the extent such quarterly financial statements have been or are required to have been filed with the U.S. Securities and Exchange Commission (and the equivalent quarterly period in the prior year), reviewed in accordance with SAS 100 by an independent accounting firm of national standing, (b) monthly consolidated financial statements for MGI and Target for the months subsequent to the latest annual or quarterly financial statements and ended not less than 30 days prior to the Closing Date, (c) appropriate pro forma consolidated financial statements for MGI prepared in accordance with Regulation S-X and (d) audited consolidated financial statements for MGI and Target and such other financial statements, selected financial data and financial information, if any, which would be required in a registration statement on Form S-1 for a registered debt offering. The Initial Senior Secured Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the U.S.A. Patriot Act.

(N)	MGI and Borrower shall have received credit ratings from Standard & Poor’s and Moody’s.

	(O)	The Lenders shall have received the results of a recent lien, tax and judgment search in such jurisdictions and offices as reasonably determined by the Initial Senior Secured Lenders (including without limitation where assets of each of MGI, Target and their respective subsidiaries are located or recorded), and such search shall reveal no liens on any of their assets except for liens permitted by the Senior Credit Documents or liens to be discharged in connection with the transactions contemplated hereby.

	(P)	All other material documentation, including, without limitation, any tax sharing agreement, employment agreement or other financing arrangement, with respect to or in connection with any of the Transactions shall be in form and substance reasonably satisfactory to the Initial Senior Secured Lenders (it being understood and agreed that the draft execution copy of the Merger Agreement delivered to the Initial Senior Secured Lenders on January 9, 2005 is acceptable to the Initial Senior Secured Lenders).

	(Q)	The Initial Senior Secured Lenders shall have received such other legal opinions (including, but not limited to, any necessary tax opinions), corporate documents, security documents, due diligence materials and other instruments and/or certificates as they may reasonably request.

Conditions to All Extensions of Credit:		Each extension of credit under the Senior Secured Credit Facilities will be subject to customary conditions, including the (i) absence of any Default or Event of Default, and (ii) continued accuracy of representations and warranties.

Representations and Warranties:		Customary for facilities similar to the Senior Secured Credit Facilities and such additional representations and warranties as may reasonably be required by the Initial Senior Secured Lenders.

Affirmative Covenants:		Customary for facilities similar to the Senior Secured Credit Facilities and such others as may reasonably be required by the Initial Senior Secured Lenders.

Negative Covenants:		Customary for facilities similar to the Senior Secured Credit Facilities and such others as may reasonably be required by the Initial Senior Secured Lenders (all such covenants to be applicable to each of the Credit Parties and its subsidiaries and subject to baskets and exceptions to be agreed upon), including, but not limited to, limitation on indebtedness; limitation on liens and further negative pledges; limitation on investments; limitation on capital expenditures; limitation on contingent obligations; limitation on dividends, redemptions and repurchases of equity interests; limitation on mergers, acquisitions and asset sales; limitation on sale-leaseback transactions; limitation on transactions with affiliates; limitation on activities of MGI; limitation on dividend and other payment restrictions affecting subsidiaries; limitation on changes in business conducted; limitation on change to fiscal year; limitation on amendment of documents relating to other indebtedness and other material documents; limitation on creation of subsidiaries; limitation on prepayment or repurchase of other indebtedness; and limitation on restricted payments. Notwithstanding the foregoing, the negative covenants in the Credit Agreement shall contain exceptions to be agreed upon for the purpose of permitting transfers of cash and other assets, and other transactions including the incurrence of intercompany debt, between and among the Credit Parties. No material change may be made to the Merger Agreement without the consent of the Initial Senior Secured Lenders, which consent shall not be unreasonably withheld.

Financial Covenants:	The Senior Secured Credit Facilities will contain the following financial covenants based upon the financial information provided to the Initial Senior Secured Lenders (definitions and numerical calculations to be set forth in the Credit Agreement): maximum ratio of total debt to EBITDA (to be defined), fixed charge coverage ratio (to be defined) and interest coverage ratio (to be defined). These financial covenants will be tested on a quarterly basis and will apply to MGI and its subsidiaries on a consolidated basis.

Interest Rate Management:	The Borrower shall, within a to-be-determined period of time following the Closing Date, enter into an interest rate swap or similar interest rate protection arrangement for the purpose of protecting it against fluctuations in interest rates to the extent necessary to provide that at least 50% of the aggregate principal amount of the Term Loans and Senior Notes is subject to a fixed interest rate, on terms and with a counterparty reasonably acceptable to the Administrative Agent, and shall maintain such arrangement until the third anniversary of the Closing Date.

Events of Default:	Customary for facilities similar to the Senior Secured Credit Facilities and others to be reasonably specified by the Initial Senior Secured Lenders.

Yield Protection, Increased Costs, Gross Up and Other Tax Indemnities:	Usual for facilities and transactions of this type.

Assignments and Participations:	Each assignment (unless to another Lender or its affiliates) shall be: (a) with respect to the Term Loan A Facility and the Revolving Facility, in a minimum amount of $1 million (unless Borrower and the Administrative Agent otherwise consent or unless the assigning Lender’s exposure is thereby reduced to zero) and (b) with respect to the Term Loan B Facility, in a minimum amount of $1 million (unless Borrower and the Administrative Agent otherwise consent or unless the assigning Lender’s exposure is thereby reduced to zero). Assignments (which may be non pro rata among loans and commitments) shall be permitted with the consent of the Administrative Agent and Borrower (except for assignments to another Lender or its affiliates, for which consent shall not be required) (such consent not to be unreasonably withheld, delayed or conditioned); provided that any assignment shall only be subject to the consent of the Borrower so long as no Default or Event of Default has occurred and is continuing. Participations shall be permitted without restriction. Voting rights of participants will be subject to customary limitations.

An assignment fee payable to the Administrative Agent of $3,500 shall be required in connection with any assignment by any Lender.

Required Lenders:	Lenders holding a majority of the outstanding Loans and commitments for all issues other than the application of proceeds or certain other matters (to be determined) adverse to any individual tranche of the Senior Secured Credit Facilities, in which case Lenders holding a majority of the outstanding Loans and commitments in each voting class (with such Lenders under (i) the Term Loan B Facility and (ii) the Revolving Facility and the Term Loan A Facility, voting as separate classes), subject to amendments of certain provisions of the Senior Credit Documents requiring the consent of Lenders having a greater share (or all) of the outstanding credit exposure.

Expenses and Indemnification:	In addition to those out-of-pocket expenses reimbursable under the Commitment Letter, all out-of-pocket expenses of the Lead Arranger, the Initial Senior Secured Lenders and the Administrative Agent, Syndication Agent and Documentation Agent (and the Lenders for enforcement costs and documentary taxes) associated with the preparation, execution and delivery of any waiver or modification (whether or not effective) of, and the enforcement of, any Senior Credit Document (including the reasonable fees, disbursements and other charges of counsel for the Lead Arranger, the Initial Senior Secured Lenders, the Administrative Agent, Syndication Agent and Documentation Agent) are to be paid by the Credit Parties. The Credit Parties will indemnify each of the Lead Arranger, the Initial Senior Secured Lenders, the Administrative Agent, Syndication Agent, Documentation Agent and the other Lenders and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities arising out of or relating to any litigation or other proceeding (regardless of whether the Lead Arranger, any such Initial Senior Secured Lender, the Administrative Agent, the Syndication Agent, the Documentation Agent or any such other Lender is a party thereto) that relate to the Transactions or any transactions related thereto, except to the extent determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted primarily from such person’s gross negligence, bad faith or willful misconduct.

Governing Law and Forum:	New York (except for security documentation that the Administrative Agent determines should be governed by local law).

Waiver of Jury Trial:	All parties to the Senior Credit Documents will waive right to trial by jury.

Special Counsel for the Book Runner, Lead Arranger, the Initial Senior Secured Lenders, the Administrative Agent, the Syndication Agent and the Documentation Agent:	Mayer, Brown, Rowe & Maw LLP.

ANNEX I

Interest Rates and Fees:

Borrower will be entitled to make borrowings based on the ABR plus the Applicable Margin or LIBOR plus the Applicable Margin.

The “Applicable Margin” shall be (A) with respect to LIBOR Loans, (i) under the Revolving Facility, 2.75% per annum, (ii) under the Term Loan A Facility, 2.75% per annum, and (iii) under the Term Loan B Facility, 3.00% per annum and (B) with respect to ABR Loans, (i) under the Revolving Facility, 1.75% per annum, (ii) under the Term Loan A Facility 1.75% per annum, and (iii) under the Term Loan B Facility, 2.00% per annum. Beginning with the first fiscal quarter ended more than three months after the Closing Date, the Applicable Margin for Revolving Loans and the Term Loan A Facility will vary based on reference to a Leverage Ratio (to be defined in a mutually satisfactory manner) in each case for the most recent fiscal quarter as follows:

Level	Leverage Ratio	Applicable Base Rate (ABR) Margin	Applicable LIBOR Margin
I	Greater than or equal to 2.75 to 1.00	1.75%	2.75%

II	Greater than or equal to 2.25 to 1.00 but less than 2.75 to 1.00	1.50%	2.50%

III	Greater than or equal to 1.75 to 1.00 but less than 2.25 to 1.00	1.25%	2.25%

IV	Less than 1.75 to 1.00	1.00%	2.00%

Unless consented to by the Administrative Agent in its sole discretion, no LIBOR Loans may be elected on the Closing Date or prior to the date 30 days thereafter (unless the completion of the primary syndication of the Senior Secured Credit Facilities as determined by the Administrative Agent shall have occurred).

“ABR” means the higher of (i) the prime rate of interest announced by the Administrative Agent from time to time, changing when and as said prime rate changes, and (ii) the Federal Funds Rate plus 0.50% per annum. The prime rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

“LIBOR” means the rate determined by the Administrative Agent to be available to the Lenders in the London interbank market for deposits in the amount of, and for a maturity corresponding to, the amount of the applicable LIBOR Loan, as adjusted for maximum statutory reserves.

Borrower may select interest periods of one, two, three or six months for LIBOR borrowings. Interest will be payable in arrears (i) in the case of ABR Loans, at the end of each quarter and (ii) in the case of LIBOR Loans, at the end of each interest period and, in the case of any interest period longer than three months, no less frequently than every three months. Interest on all borrowings shall be calculated on the basis of the actual number of days elapsed over (x) in the case of LIBOR Loans, a 360-day year, and (y) in the case of base rate ABR Loans, a 365- or 366-day year, as the case may be.

Commitment fees accrue on the undrawn amount of the Revolving Facility, commencing on the date of the making of the initial credit extensions under the Senior Secured Credit Facilities. The commitment fee in respect of the Senior Secured Credit Facilities will be 0.50% per annum.

All commitment fees will be payable in arrears at the end of each quarter and upon any termination of any commitment, in each case for the actual number of days elapsed over a 360-day year.

The Senior Credit Documents will contain customary protective provisions for such matters as defaulting banks, capital adequacy, increased costs, reserves, funding losses, illegality and withholding taxes.

ANNEX II

EBITDA Calculation

($ in 000’s)

Hollywood	FYE 2003	Nine Months Ended September 30,		12 Months September 30, 2004
		2004	2003
Operating income	$185,094	$121,203	$136,892	$169,405
Depreciation and amortization*	60,762	47,232	45,675	62,319
Non-cash stock comp	564	133	432	265
Restructuring adjustments	(2,106)	(190)	—	(2,296)
Merger expenses		4,464		4,464

EBITDA	$244,314	$172,842	$182,999	$234,157

Movie Gallery	January 4, 2004	Nine Months Ended October 3,		12 Months October 3, 2004
		2004	2003
Operating income	$81,891	$62,927	$53,196	$91,622
Depreciation and amortization*	23,569	22,151	16,911	28,809
Non-cash stock comp	1,481	28	1,626	(117)
Alternative delivery investment losses	1,450	4,886	700	5,636

EBITDA	$108,391	$89,992	$72,433	$125,950

*	Excluding rental inventory amortization

EXHIBIT B

INTERIM LOAN

SUMMARY OF TERMS AND CONDITIONS1

Borrower:	“Borrower” means Newco and/or one or more wholly owned subsidiaries of Movie Gallery, Inc. (“MGI”). Immediately after the initial draw down under the Interim Loan, Newco will be merged with and into Target, with Target as the surviving corporation, and Target will assume all obligations of Newco.

Sole and Exclusive Lead Arranger and Sole and Exclusive Book Runner:	“Lead Arranger” and “Book Runner” shall have the meanings set forth in Annex II to the Commitment Letter.

Administrative Agent:	As set forth in Annex II to the Commitment Letter.

Syndication Agent:	As set forth in Annex II to the Commitment Letter.

Documentation Agent:	As set forth in Annex II to the Commitment Letter.

Lenders:	Each of Wachovia Capital Investments, Inc. (“WCI”) and Merrill Lynch Capital Corporation (“MLCC”) or one of their respective affiliates (collectively, and together with any successor(s) or assignee(s) thereto as approved by MGI, in accordance with Section 1 of the Commitment Letter, the “Initial Interim Lenders”) and a syndicate of financial institutions (collectively with Initial Interim Lenders, the “Lenders”) arranged by the Lead Arranger in consultation with Borrower.

Principal Amount:	Up to $475 million.

Documentation:	Usual for facilities and transactions of this type and reasonably acceptable to Borrower and the Lenders. The documentation for the Interim Loan will include, among others, a credit agreement (the “Interim Loan Agreement”), guarantees and other appropriate documents (collectively, the “Interim Loan Documents”).

Transactions:	As described in the Commitment Letter.

[1]	Capitalized terms used herein and not defined shall have the meanings assigned to such terms in the Amended and Restated Credit Facilities Commitment Letter to which this Exhibit B is attached (the “Commitment Letter”).

Use of Proceeds:	Together with the Senior Secured Credit Facilities to effect the Acquisition and the Refinancing, to consummate the Tender Offer and the Change of Control Offer, if any, and to pay the fees and expenses related to the Transactions.

Termination of Commitments:	The commitments in respect of the Interim Loan (including pursuant to the Commitment Letter) will terminate on May 1, 2005 if the Acquisition has not been consummated on or prior to such date, unless the Acquisition has not occurred by such date due solely to a delay in obtaining the requisite approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or clearance by the SEC of Target’s proxy statement with respect to the Merger as contemplated by the provisions of the Merger Agreement, in which case, such commitments will terminate on June 30, 2005. In addition, the commitments in respect of the Interim Loan will automatically and permanently terminate on the date of the consummation of the Acquisition to the extent not drawn down on such date; provided, that, if Target is required to make a Change of Control Offer, commitments in respect of the Interim Loan in an amount equal to (a) the aggregate principal amount of the Existing Notes not purchased in the Tender Offer minus (b) the amount of proceeds from the Senior Notes Offering placed into escrow to fund the Change of Control Offer will not terminate on such date, but will automatically and permanently terminate on the date of consummation of the Change of Control Offer to the extent not drawn down on such date.

Maturity:	The Interim Loan will mature on the date (the “Initial Maturity Date”) that is twelve months after the initial funding date (the “Funding”). Upon the satisfaction of the terms and conditions described under “Exchange Feature; Rollover Securities and Rollover Loans”, the Interim Loan will be exchanged at any time thereafter for, at the option of each Lender, either (i) unsecured senior debt securities (“Rollover Securities”), evidenced by an indenture in a form attached to the Interim Loan Agreement and maturing on the sixth anniversary of the Initial Maturity Date, or (ii) unsecured senior loans maturing on the sixth anniversary of the Initial Maturity Date (the “Rollover Loans”), evidenced by the Interim Loan Agreement.

Interest Rate:	(A) Interim Loan. The Interim Loan will bear interest at a rate per annum expressed as a basis point spread (the “Spread”) over 30 day LIBOR (as adjusted every 30 days and adjusted for all applicable reserve requirements) at such time, as follows:

From the Beginning of Month	To the End of Month	Spread
1	3	950 bps
4	6	1000 bps
7	9	1050 bps
10	12	1100 bps

On the Interim Loan, the total cash interest cap shall be 14.0% per annum and the total interest cap shall be 16.0% per annum (in each case, exclusive of any additional interest payable due to an event of default). To the extent that the accrued interest on the Interim Loan at any time exceeds the interest that would accrue at the maximum cash interest rate, such excess will be paid by adding the amount thereof to the outstanding principal of the Interim Loan. In no event will the interest rate on the Interim Loan be less than 11.00% per annum.

(B) Rollover Securities and Rollover Loans. The Rollover Securities and the Rollover Loans will bear interest at a rate per annum equal to 1150 basis points (increasing by 50 basis points each fiscal quarter) plus 30 day LIBOR (as adjusted every 30 days and as adjusted for all applicable reserves). Any holder of Rollover Securities or Rollover Loans may elect, at its sole option, to fix the interest rate per annum on its Rollover Securities or Rollover Loans at the then effective rate of interest per annum (in which case interest shall then be paid semi-annually in arrears).

On the Rollover Securities and the Rollover Loans, the total cash interest cap shall be 14.0% per annum and the total interest cap shall be 16.0% per annum (in each case, exclusive of any additional interest payable due to an event of default). To the extent that the accrued interest exceeds the interest that would accrue at the maximum cash interest rate, the excess will be paid by adding the amount thereof to the outstanding principal. In no event will the interest rate on the Rollover Securities or the Rollover Loans be less than 11.00% per annum.

Upon and during the continuance of an event of default, the interest rate then applicable to the Interim Loan or the Rollover Securities or Rollover Loans will increase to a margin of 200 basis points over the rate otherwise in effect.

Interest Payment Dates:	(A) Interim Loan. Monthly, in arrears.

(B) Rollover Securities and Rollover Loans. Quarterly, in arrears.

Security:	None.

Guarantees:	The Interim Loan (and the Rollover Securities and Rollover Loans) will be guaranteed on a senior unsecured basis by each entity that guarantees the Senior Secured Credit Facilities. Each such guarantee is herein referred to as a “Guarantee” and each such guarantor, a “Guarantor.” The Guarantors and Borrower are herein referred to as the “Credit Parties.”

Ranking:	The Interim Loan (and the Rollover Securities and Rollover Loans) will be an unsecured senior obligation of Borrower ranking pari passu in right of payment with other senior indebtedness of the Borrower, and senior to all subordinated indebtedness of Borrower which is not pari passu in right of payment therewith.

Optional Prepayment:	The Interim Loan will be prepayable at par at any time at Borrower’s option, in whole or in part, plus accrued and unpaid interest. Breakage costs, if any, will be paid by Borrower.

Mandatory Prepayment of Interim Loan:	Subject to the terms of the Senior Secured Credit Facilities upon the receipt by MGI or any of its subsidiaries of the net cash proceeds from (i) the incurrence of any debt or the issuance of any debt securities (other than under the Senior Secured Credit Facilities and subject to limited exceptions and baskets to be agreed upon), (ii) any capital contribution or the sale or issuance of any capital stock or any securities convertible into or exchangeable for capital stock or any warrants, rights or options to acquire capital stock (subject to baskets and exceptions to be agreed upon) and (iii) insurance proceeds or asset sales and other asset dispositions (subject to limited exceptions and baskets to be agreed upon), Borrower will prepay the Interim Loan in an amount equal to such net proceeds not previously applied to such prepayments at par, together with accrued interest thereon. In addition, upon the occurrence of a Change of Control (to be defined), Borrower will be required to offer to prepay the entire aggregate principal amount of the Interim Loan or the Rollover Securities and Rollover Loans in cash for a purchase price equal to 101% of the principal amount thereof, in each case, plus accrued and unpaid interest. Breakage costs, if any, will be paid by Borrower.

Exchange Feature; Rollover Securities and Rollover Loans:	On or after the Initial Maturity Date, if (i) any amount remains outstanding with respect to the Interim Loan and (ii) the Conditions to Conversion, as set forth below, are satisfied, each Lender may have its interest in the Interim Loan exchanged for, at the option of such Lender, either Rollover Securities or Rollover Loans.

The “Conditions to Conversion” will be the absence of: (i) any bankruptcy default, (ii) any payment default on any indebtedness of the Borrower or any of its subsidiaries (or the acceleration thereof), and (iii) any default under the Interim Loan Documents, the Engagement Letter or the Fee Letter.

The Rollover Securities and the Rollover Loans will be (i) mandatorily redeemable or repayable (as the case may be) on the basis applicable to the Interim Loan, except that, in lieu of mandatory prepayments, Borrower shall be required to make mandatory offers to purchase such Rollover Securities or Rollover Loans and (ii) optionally redeemable or repayable (as the case may be) at declining premiums on terms customary for high-yield debt securities, including four year no call provisions. All mandatory offers to purchase and all optional prepayments shall be made pro rata between the Rollover Securities and the Rollover Loans.

The Rollover Securities will be evidenced by an indenture in form for qualification under the Securities Act and the Trust Indenture Act and will otherwise contain provisions customary for public debt securities, with such provisions as agreed to by the Joint Lead Arrangers, and the Rollover Loans will be evidenced by the Interim Loan Agreement. The holders of the Rollover Securities will be entitled to exchange offer and other registration rights to permit resale by the holders of Rollover Securities without restriction under applicable securities laws no less favorable to holders than those customarily applicable to an offering pursuant to Rule 144A.

Conditions to Effectiveness and to Interim Loan:	The making of the Interim Loan shall be subject to the same conditions precedent that are set forth in the Commitment Letter and in Exhibit A to the Commitment Letter with respect to the Senior Secured Credit Facilities and to the following additional conditions:

(a) MGI and the Borrower shall have provided to the Initial Interim Lenders (1) as soon as practicable and in no event later than 30 days prior to the Closing Date (or such other date as the Initial Interim Lenders shall consent), a substantially complete initial draft (as reasonably determined by the Initial Interim Lenders) of a Rule 144A confidential offering memorandum relating to the issuance of the Senior Notes (which contains all financial statements and other data of MGI, the Borrower and Target to be included therein (including all audited financial statements (such audits to be performed by independent registered public accounting firms, whose audit reports shall be unqualified), all unaudited financial statements (each of which shall have undergone a SAS 100 review) and all appropriate pro forma financial statements) satisfactory in form and substance (other than as to financial statements) to the Initial Interim Lenders and prepared in accordance with, or reconciled to, generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended (the “Securities Act”)), and substantially all other data (including selected financial data) as the Securities and Exchange Commission would require in a registered offering of the Senior Notes, as are customary and appropriate for such a document or as may be required by the Initial Interim Lenders (collectively, the “Required Information”), and (2) as soon as practicable and in no event later than 30 days prior to the Closing Date (or such other date as the Initial Interim Lenders shall consent), a complete printed preliminary offering memorandum or (as determined by the Initial Interim Lenders) prospectus usable in a customary high-yield road show relating to the issuance of the Senior Notes which contains all Required Information.

(b) MGI, the Borrower and Target shall have cooperated with and used their reasonable best efforts to assist the marketing effort for the Senior Note Offering, including to provide all due diligence materials requested, to effect the issuance of the Senior Notes in lieu of the draw down of the Interim Loan and including, without limitation, making senior management of MGI, the Borrower and Target available for due diligence, rating agencies presentations and a road show and other meetings with potential investors for the Senior Notes as required by the Initial Interim Lenders in their judgment to market the Senior Notes.

(c) Ernst & Young LLP, independent accountants which have audited the financial statements of the Borrower contained in the offering documents, and PricewaterhouseCoopers LLP, independent accountants which have audited the financial statements of the Target contained in the offering documents, each shall make available and have delivered to the Initial Interim Lenders prior to the pricing date of the applicable offering, in a form they have informed the Initial Interim Lenders they are prepared to execute, whether or not the transaction prices, to the extent required by the Initial Interim Lenders, a draft of an agreed upon comfort letter in accordance with the requirements of SAS 72 covering the registration statement or confidential offering memorandum, as applicable, (including any documents incorporated by reference therein) to the extent it relates to MGI or Target, as applicable, or any of their respective subsidiaries or affiliates, it being understood that delivery of an executed comfort letter will not be a condition to the making of the Interim Loan.

(d) If requested in the judgment of the Initial Interim Lenders, there shall have been provided in any confidential information memorandum relating to syndication of the Interim Loan, or in any other document relating to the syndication of the Interim Loan, reasonably detailed consolidated financial projections prepared in good faith based upon reasonable assumptions by or on behalf of MGI, Target and their respective subsidiaries for MGI, Target and their respective subsidiaries, as the case may be, for current fiscal year and the seven subsequent fiscal years that are not different in a materially adverse manner as compared with those previously made available to the Lenders.

(e) Borrower shall have entered into the Senior Secured Credit Facilities with one or more financial institutions for $720 million under the Senior Secured Credit Facilities (not more than an amount to be mutually agreed upon by the Borrower and the Initial Interim Lenders in aggregate principal amount of Revolving Loans to be drawn at funding under the Revolving Facility), pursuant to agreements and on terms and conditions thereunder, in form and substance satisfactory to the Initial Interim Lenders; it being understood that the Senior Secured Credit Facilities contemplated by the Commitment Letter are acceptable to the Initial Interim Lenders.

Representations and Warranties:	Customary for facilities similar to the Interim Loan and such additional representations and warranties as may be required by the Initial Interim Lenders.

Affirmative Covenants:	Customary for facilities similar to the Interim Loan and such additional affirmative covenants as may be required by the Initial Interim Lenders.

In addition, the Interim Loan Agreement will contain provisions pursuant to which Borrower shall undertake to (i) cooperate with the Take-out Banks (as defined below under “Refinancing of Interim Loan”) and provide the Take-out Banks with information required by the Take-out Banks in connection with any Debt Offering (as defined below under “Refinancing of Interim Loan”) or other means of refinancing the Interim Loan and the Rollover Securities and the Rollover Loans, (ii) assist the Take-out Banks in connection with the marketing of the Take-out Securities (including promptly providing to the Take-out Banks any information requested to effect the issue and sale of the Take-out Securities and making available senior management of Borrower and Target for investor meetings), (iii) cooperate with the Take-out Banks in the timely preparation of any registration statement or private placement memorandum relating to any Debt Offering and other marketing materials to be used in connection with the syndication of the Interim Loan, and (iv) obtain or reconfirm credit ratings from Standard & Poor’s and Moody’s.

Upon issuance of the Rollover Securities and the Rollover Loans, the affirmative covenants shall conform to a customary high-yield indenture.

Negative Covenants:	Customary for facilities similar to the Interim Loan and such others as may be required by the Initial Interim Lenders (with customary baskets and exceptions to be negotiated), including, but not limited to, limitation on indebtedness; limitation on liens; limitation on investments; limitation on capital expenditures; limitation on contingent obligations; limitation on dividends, redemptions and repurchases of equity interests; limitation on mergers, acquisitions and asset sales; limitation on restrictions on amending the Interim Loan Documents; limitation on issuance, sale or other disposition of subsidiary stock; limitation on sale-leaseback transactions; limitation on transactions with affiliates; limitation on dividend and other payment restrictions affecting subsidiaries; limitation on changes in business conducted; and limitation on prepayment or repurchase of subordinated indebtedness or other pari passu indebtedness.

Upon issuance of the Rollover Securities and the Rollover Loans, the negative covenants shall conform to a customary high-yield indenture.

Events of Default:	Customary for facilities similar to the Interim Loan and such others as may be required by the Initial Interim Lenders.

Refinancing of Interim Loan:	Borrower shall undertake to use its reasonable best efforts to, at the option of the Borrower in consultation with the Initial Lenders, (i) prepare an offering memorandum for a private placement through resale pursuant to Rule 144A or (ii) file a registration statement under the Securities Act with respect to the Take-out Securities (in each case, the “Debt Offering”), to refinance in full the Interim Loan or the Rollover

Securities and the Rollover Loans and consummate such Debt Offering as soon as practicable thereafter in an amount sufficient to refinance the Interim Loan or the Rollover Securities and the Rollover Loans. Such Debt Offering shall be on such terms and conditions (including (without limitation) covenants, events of default, interest rate, yield and redemption prices and dates) as the financial institutions party to the Engagement Letter (the “Take-out Banks”) may in their judgment determine to be appropriate in light of prevailing circumstances and market conditions and the financial condition and prospects of Borrower and its subsidiaries at the time of sale and containing such other customary terms as determined by the Take-out Banks. If any Take-out Securities are issued in a transaction not registered under the Securities Act, all such Take-out Securities shall be entitled to the benefit of a registration rights agreement to be entered into by the relevant issuer and any other obligor in respect of indebtedness being refinanced in customary form acceptable to the Take-out Banks (which shall include provisions for a customary registered exchange offer with respect to any Take-out Securities)

Yield Protection, Increased Costs, Gross Up and Other Tax Indemnities:	Usual for facilities and transactions of this type.

Required Lenders:	Lenders having a majority of the outstanding credit exposure (the “Required Lenders”), subject to amendments of certain provisions of the Interim Loan Documents requiring the consent of Lenders having a greater amount (or all) of the outstanding credit exposure.

Assignments and Participations:

Each assignment (unless to another Lender or its affiliates) shall be in a minimum amount of $1.0 million (unless Borrower and the Administrative Agent otherwise consent or unless the assigning Lender’s exposure is thereby reduced to zero). Assignments shall be permitted with the Administrative Agent’s consent (such consent not to be unreasonably withheld, delayed or conditioned). Participations shall be permitted without restriction. Voting rights of participants will be subject to customary limitations.

No assignment fees shall be required in connection with any assignment by any Lender.

Expenses and Indemnification:	In addition to those out-of-pocket expenses reimbursable under the Commitment Letter, all out-of-pocket expenses of the Lead Arranger, the Initial Interim Lenders and the Administrative Agent, Syndication Agent and Documentation Agent (and the Lenders for enforcement costs and documentary taxes) associated with the preparation, execution and delivery of any waiver or modification (whether or not effective) of, and the enforcement of, any Interim Loan Document (including the reasonable fees, disbursements and other charges of counsel for the Lead Arranger, the Initial Interim Lenders and the Administrative Agent, Syndication Agent and Documentation Agent) are to be paid by the Credit Parties.

The Credit Parties will indemnify the Lead Arranger, the Initial Interim Lenders, the Administrative Agent, Syndication Agent, Documentation Agent and the other Lenders and hold them harmless from and against all costs, expenses (including the reasonable fees, disbursements and other charges of counsel) and liabilities arising out of or relating to any litigation or other proceeding (regardless of whether the Lead Arranger, any such Initial Interim Lender, the Administrative Agent, Syndication Agent, Documentation Agent or any such other Lender is a party thereto) that relate to the Transactions or any transactions related thereto, except to the extent determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted primarily from such person’s gross negligence, bad faith or willful misconduct.

Governing Law and Forum:	New York.

Waiver of Jury Trial:	All parties to the Interim Loan Documents waive right to trial by jury.

Special Counsel for the Book Runner and Lead Arranger:	Mayer, Brown, Rowe & Maw LLP.

B-10